Exhibit 10.5

[GRAPHIC]

EXPRESSION DIAGNOSTICS

OFFER LETTER

November 17, 2006

Mr. Mitch Nelles

Dear Mitch:

I am pleased to offer you a position with Expression Diagnostics, XDx, Inc. (the “Company”) as Vice President, R&D/Tech Ops, reporting to me, the Company’s Chief Executive Officer, beginning on December 4, 2006. This position is a full-time, exempt position.

Effective upon commencement of your full-time employment at the Company you will receive an initial base salary of $18,750.00 per month (equivalent to $225,000 per year), paid on a semi-monthly basis on our regular paydays. Deductions required by law or authorized by you will be taken from each paycheck. As a Company employee, you are also eligible to receive certain employee benefits pursuant to the terms of Company benefit plans as they may exist from time to time.

To facilitate your move from North Carolina to the Bay Area, we will provide you with corporate housing and a rental car for your first three (3) months of employment. At the end of the three month period, you will receive a housing allowance of (i) $3,000 per month payable following the completion of each of the subsequent nine (9) months of your employment during the first year, (ii) $2,000 per month following the completion of each of the subsequent twelve (12) months and (iii) $1,000 per month following the completion of each of the subsequent twelve (12) months. These payments will terminate upon the earlier of (a) the third anniversary of your start date and (b) the termination of your employment with the company for any reason.

The Company will provide relocation expense reimbursement up to a total of $50,000 including realtor fees for the sale of your home in North Carolina. To claim the reimbursement, please submit your expenses, as incurred, using the Company’s regular expense reimbursement system.

Between December 1, 2006 and September 1, 2007 the Company will reimburse you for round trip airfare between San Francisco and North Carolina every third week. To claim the reimbursement, please submit your expenses, as incurred, using the Company’s regular expense reimbursement system.

Subject to the approval of the Board of Directors of the Company, you will be granted an option to purchase 180,000 shares of the Company’s Common Stock. This option shall vest, subject to your continued employment with the Company, as to one fourth (1/4) of the shares on the one year anniversary of your start date, and as to an additional one forty-eighth (l/48th) of the total number of shares subject to the option at the end of each calendar month thereafter. Details of the price of these options will be provided in your stock option grant and determined by the board of directors.

750 Gateway Boulevard   Suite H   South San Francisco   California 94080   tel 650 624 0120    fax 650 624 0125   www.xdx.com

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Your employment also is subject to successful verification of your professional references, and to our standard pre-employment process, which includes completion of an employment application and successful completion of a standard background check.

As a condition to your employment with the Company, you will be required to sign the Company’s standard Arbitration Agreement and Employment, Confidential Information, and Invention Assignment Agreement, a copy of which is enclosed.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California.

INTENTIONALLY LEFT BLANK

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, sign the enclosed Arbitration Agreement and Employment, Confidential Information, and Invention Assignment Agreement, and return them to XDx in the enclosed envelope. A duplicate original offer letter is enclosed for your records. This letter, along with the Employment, Confidential Information, and Invention Assignment Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. This offer of employment will remain valid through November 22, 2006.

We look forward to working with you at Expression Diagnostics, Inc.

Sincerely, EXPRESSION DIAGNOSTICS, INC.

/s/ Vikram Jog
Vikram Jog Chief Financial Officer

ACCEPTED AND AGREED TO this

21 day of November, 2006.

/s/ Mitch Nelles
Mitch Nelles